Exhibit 10.208
OPTIONAL LIFE INSURANCE PLAN
     The Liberty Mutual Insurance Company OPTIONAL LIFE INSURANCE PLAN is adopted effective this 1st day of January, 1994. The Plan is established and maintained by the Liberty Mutual Insurance Company (hereinafter in its capacity as the Employer referred to as the “Company”) for the purpose of assisting a select group or management and highly compensated employees in paying for life insurance.
WITNESSETH:
     WHEREAS, the Company has determined that this assistance can best be provided under a “split dollar” arrangement and the Company will purchase an insurance policy or policies (hereinafter individually and collectively referred to as the “Policy”) on the life of each Participant; and
     WHEREAS, the Company and the Participants agree to make said Policy subject to this Optional Life Insurance Plan.
     NOW, THEREFORE, the Company hereby adopts the OPTIONAL LIFE INSURANCE PLAN effective as of January 1, 1994, as set forth below:
1.	Eligibility. As of the effective date of this Plan, any employee who is a Vice-President of the Company or above will be eligible to participate in the Plan; provided, however, that the Company, in its sole discretion, shall determine eligibility for participation in the Plan including but without limitation, the right to limit or expand participation in the Plan, the right to set classifications or categories of employee groups eligible to participate in the Plan and the right to terminate the Plan.

2.	Insurance Policy. The Company shall purchase one or more policies on the life of each Participant to be issued by the Liberty Life Assurance Company of Boston (hereinafter referred to as the Insurer) and the Company shall be the applicant and owner thereof. The Company may exercise all of the ownership rights of said policy or policies except as hereinafter provided. This Plan shall extend to and shall include all additional policies issued pursuant to this Plan. Any employee who becomes eligible to participate in the Plan shall not be required to submit evidence of insurability to the Insurer, provided, however, that if an employee elects not to participate in the Plan after initially becoming eligible and thereafter elects to participate in the Plan, such employee shall be required to submit evidence of insurability to become a Participant in the Plan. If an employee elects coverage under both the Liberty Mutual Employee Life Insurance Plan and this Plan, all benefits under this Plan shall be forfeited and the employee shall not be considered a Participant in this Plan.

3.	Premium Payments. As long as this Plan is in force, the Participant and the Company agree to share in the payment of premiums on the Policy in such amounts and in the manner set forth below:
(a)	The Company shall be responsible for the remittance of the entire premium due to the Insurer on or before the date the premium is due or within the grace period allowed by the Policy for the payment of premiums. Premiums shall be paid annually.

(b)	Contribution by the Participant:
i.	Prior to retirement — The Participant shall remit to the Company that portion of the premium equal to the cost for the amount of insurance determined in accordance with subparagraph (iii) of this Paragraph three (3)(b) payable to the Participant’s beneficiary under the Part A beneficiary of the Policy, as provided in Paragraph four (4) hereof.

ii.	Following retirement — The Participant shall not be required to contribute to the premium on the Policy.

iii.	The Participant’s contribution prior to retirement or tax cost following retirement, as the case may be, shall be calculated each year in accordance with the U. S. Treasury Department rules using the lower of the Insurer’s one year term rates or the so-called P.S. 58 rates published in Rev. Rul. 55-747, 1955-2 C.B. 228.
4.	Election of Participant Benefits. In the event of the death of the Participant while the Policy and this Plan are in force and benefits have not terminated under Paragraph seven (7), the proceeds of the Policy shall be divided into two parts and paid by the Insurer as follows:
(a)	Part A — This part shall be paid to the Participant’s beneficiary in an amount equal to a multiple of the Participant’s total annual compensation as follows:
i.	Prior to retirement — One (1), two (2), three (3), four (4) or five (5) times the Participant’s total annual compensation, as elected by the Participant on a Benefit Election Form filed with the Company and accepted by the Insurer.

In determining a Participant’s coverage, a highest ever rule shall apply such that the Participant’s coverage shall never be reduced below the highest level attained at any time during the Participant’s employment with the Company while a Participant in the Plan as long as the participant’s coverage election does not change. In the event of a change in election, the highest ever rule begins again with respect to that level of coverage.

ii.	After retirement
(1)	Retirement on or before age sixty-five (65) — In the year of a Participant’s retirement, an amount equal to one times total annual compensation rounded to the nearest $1,000 to a maximum of one hundred thousand dollars ($100,000). For the five (5) consecutive years beginning on the first anniversary of a Participant’s retirement date, such amount shall be reduced each year by fifteen percent (15%). Thereafter, on the Participant’s seventy-first (71st) birthday, such amount shall be reduced to 50% of the coverage in effect immediately before the 71st birthday. On the Participant’s seventy-fifth (75th) birthday, such amount shall be reduced to 60% of the coverage in effect immediately before the 75th birthday, but in no event less than $5,000.

(2)	Retirement after age sixty-five (65) — an amount based upon the provisions of paragraph 4(a)(ii)(1) above, determined as if the Participant had actually retired on the Participant’s sixty-fifth (65th) birthday.
Eligibility for the post-retirement benefit provided by the Company and the option to purchase an additional amount of coverage as provided in subparagraph (g) of this Paragraph four (4), shall be dependent upon the Participant having been employed with the Company on a continuous basis for the ten (10) year period prior to the date of the employee’s retirement.
(b)	Part B — The balance of the death benefit shall be paid to the Company.

(c)	The Company shall execute a policy endorsement adding provisions to the Policy to divide the proceeds as provided above.

(d)	Prior to retirement, the Participant’s total annual compensation shall mean the sum of the Participant’s annual base salary as of the date of the Participant’s death plus the amount of the last twelve (12) months of paid bonuses prior to the date of the Participant’s death. Following retirement, the Participant’s total annual compensation shall mean the Participant’s base salary as of the date of the Participant’s retirement plus the last twelve (12) months of paid bonuses prior to the date of the Participant’s retirement. In the case of the Company’s short term incentive plan, only the most recent bonus is included.

(e)	A Participant’s retirement shall mean the actual retirement of a Participant from the Company in accordance with either the early or normal retirement provisions of the Liberty Mutual Retirement Benefit Plan.

(f)	Following retirement from the Company, a Participant may also elect within thirty (30) days to purchase an additional amount of coverage from the Insurer without evidence of insurability up to but not exceeding an amount equal to the lesser of the Participant’s death benefit as elected under Section (a) of Paragraph four (4) at retirement or two (2) times the Participant’s total annual compensation at retirement. The Participant will be required to pay the full premium for such additional coverage.

(g)	Prior to retirement, a Participant may elect to decrease or increase coverage once each year at such time and in such manner as determined by the Company. Any increase in coverage shall require and be contingent upon the Participant furnishing evidence of insurability to the Insurer.
5.	Policy Dividends. All dividends on said Policy shall be applied as provided in the Policy application or as subsequently elected by the Company.

6.	Company Rights. The Company will have and may exercise all ownership rights in the Policy except that it will not exercise any such rights under the Policy which will compromise or reduce the benefits payable to the Part A beneficiary under Paragraph four (4) hereof as long as this Plan is in force.

7.	Termination of Participant Benefits. Participant’s benefits under this Plan shall terminate on the occurrence of any of the following events:
(a)	Termination of employment of the Participant other than by reason of the Participant’s death or retirement;

(b)	Non-payment by the Participant of his or her portion of the premium cost as provided under Paragraph three (3) hereof.
In the event of a termination of Participant Benefits pursuant to this Paragraph seven (7), a Participant may elect within thirty (30) days of such termination to purchase from the Insurer an individually owned cash value conversion policy of a type then offered by the Insurer in group term insurance conversions in a face amount equal to or less than the amount of coverage that had been provided under the Plan. No evidence of insurability will be required for such coverage.

8.	Plan Termination. The Company, by action of its Board of Directors or the Board’s delegee, reserves the right to alter, amend or terminate this Plan at any time in its sole discretion.

9.	Policy Ownership Following Plan or Benefit Termination. Upon the termination of this Plan or termination of the Participant’s employment other than by reason of the Participant’s death or retirement, the Company shall become sole owner of the Policy on the Participant’s life and shall become the beneficiary of the Part A portion of the death proceeds of the Policy.

10.	Binding Effect; Governing Law. This Plan shall be binding upon the Company, its legal representatives, successors and assigns. This Plan will be governed by and be construed in accordance with the laws of the Commonwealth of Massachusetts, where it is made and to be performed.

11.	Not A Contract of Employment. This Plan shall not be deemed to constitute a contract of employment between any Participant and the Company nor shall any provision restrict the right of the Company to discharge the Participant, or restrict the right of the Participant to terminate employment.

12.	Claims Procedure. The following Claims Procedures shall control the determination of benefit payments under this Plan:
(a)	In the event that benefits under this Plan are not paid to the beneficiary, and such person feels entitled to receive them, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payments are not made. Such claims shall be reviewed by the Plan Administrator. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for the denial, specific reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

(b)	If a claim is denied and a review is desired, the beneficiary shall notify the Plan Administrator in writing within sixty (60) days and a claim shall be deemed denied if the Plan Administrator does not take any action with the aforesaid ninety (90) day period. In requesting a review, the Participant’s beneficiary may review this Plan or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion, the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan on which the decision is based.

(c)	To the extent necessary for purposes of implementing this claims procedure (but not for any other purpose), the Company is hereby designated as the named fiduciary and Plan Administrator of this Plan.
13.	Assignment of Participant Rights. The Participant may assign his rights under the Plan to a third party such as the trustee of a revocable insurance trust, the trustee of an irrevocable insurance trust or such Participant’s spouse. Following such assignment, the assignee shall assume sole responsibility for all obligations of the Participant under this Plan, and shall be entitled to all rights and benefits with respect to the Policy provided under this Plan.

14.	Not A Plan of Group Insurance. This Plan and the insurance policy or policies issued in connection therewith shall not constitute group life insurance or a group life policy or policies within the meaning of Section 79 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.

15.	Plan Year; Plan Administration. The Plan Year shall be the calendar year. Participant premium contributions and payroll withholding amounts for the same shall be based upon the Participant’s elected coverage and total annual compensation as of the first day of each Plan Year. The Company shall be responsible for the administration of the Plan. The Company may employ such advisors, consultants, attorneys or other professionals as it sees fit to assist in the administration of the Plan. Whenever, in the administration of the Plan, the Company deems it necessary to take any action it deems necessary or reasonable, the Company shall have full authority to take such action, in its absolute discretion, even if, in the exercise of such authority, all Participants would not receive substantially the same treatment. The company has the authority, in its sole discretion, to construe the terms of this Plan and to determine benefit eligibility. Decisions of the Company regarding construction of the terms of this Plan and benefit eligibility are conclusive and binding.

     IN WITNESS WHEREOF, Liberty Mutual Insurance Company, has caused this instrument to be executed by its duly authorized officer.

ATTEST:	Liberty Mutual Insurance Company
	By:	/s/ Helen E.R. Sayles
		Title:	Sr. Vice President & Mgr. — Corp. HR & Admin.

AMENDMENT NO. 1
TO THE
LIBERTY MUTUAL INSURANCE COMPANY
OPTIONAL LIFE INSURANCE PLAN
WHEREAS, the Compensation Committee of the Board of Directors of Liberty Mutual Insurance Company, pursuant to a Vote dated March 11, 1997 amended the Optional Life Insurance Plan; and
WHEREAS, the Committee authorized the Senior Vice President, Manager Human Resources and Administration to execute plan amendments necessary or desirable to effectuate such Vote;
NOW THEREFORE, effective April 1, 1997, the Plan is amended as follows:
1. Subparagraph 4(a)(ii) is deleted in its entirety, and the following substituted therefore:
(ii)	After Retirement
(1)	Eligibility.
An employee shall be eligible for a post retirement benefit under this subparagraph 4(a)(ii) if the employee satisfies both of the following requirements:
(A) The employee has been employed by the Company on a continuous basis for the ten (10) year period prior to the date of the employees’ retirement, and
(B) The employee was a Participant in this Plan immediately prior to his or her retirement.
(2)	Amount of Benefit
The eligible retiree may elect a Company provided post retirement benefit of up to one times pre-retirement pay, with no subsequent reductions. Subject to subparagraph 4(g), eligible retirees can continue to purchase an additional amount of coverage which, when added to the Company-provided coverage does not exceed two times pre-retirement pay.

This Amendment shall also apply to retirees covered under the Plan on April 1, 1997.

Executed this 15th day of May, 2003.

LIBERTY MUTUAL INSURANCE COMPANY
By:	/s/ Helen E.R. Sayles
Helen E.R. Sayles
Senior Vice President & Manager — HR & Administration

AMENDMENT NO. 2
TO THE
LIBERTY MUTUAL INSURANCE COMPANY
OPTIONAL LIFE INSURANCE PLAN
WHEREAS, the Compensation Committee of the Board of Directors of Liberty Mutual Insurance Company, pursuant to a Vote dated December 7, 1999, amended the Optional Life Insurance Plan; and
WHEREAS, the Committee authorized the Senior Vice President, Manager Human Resources and Administration to execute plan amendments necessary or desirable to effectuate such Vote;
NOW THEREFORE, the following Plan Amendments are adopted, effective with respect to employees retiring on or after January 1, 2000:
1. Subparagraph 4(a)(ii) is deleted in its entirety, and the following substituted therefore:
(ii)	After Retirement
(1)	Eligibility.
An employee shall be eligible for a Company provided post retirement benefit under this subparagraph 4(a)(ii) if the employee satisfies both of the following requirements:
(A) The employee has been employed by the Company (including Affiliated Employers as defined in the Company’s Retirement Benefit Plan) on a continuous basis for the ten (10) year period prior to the date of the employees’ retirement, and
(B) The employee was a Participant in this Optional Life Insurance Plan immediately prior to his or her retirement.
(2)	Amount of Benefit
(A) The Company provided post retirement benefit for Select Participants, as determined by Management, shall be one, two, three, four, or five times the Participant’s total annual pay, as elected by the Participant on a benefit election form filed with the Company. The Participant shall be eligible to elect an amount up to the level of his or her pre-retirement death benefit without evidence of insurability. Prior to retirement, the Participant shall be eligible to elect an amount in excess of his or her pre-retirement death benefit only if the Participant can establish evidence of insurability satisfactory to the Insurer and submits such evidence to the Insurer during the time period established by the Insurer.
(B) For Participants other than those described in (A) above, the Company provided post retirement death benefit shall be, at the Participant’s election, up to one times total annual pay, in $1,000 increments.
The “highest ever” rule set forth in subparagraph 4(a)(i) shall also apply, in the manner prescribed by the Company, in determining the maximum benefit available to a Participant under this subparagraph 4(a)(ii).
2.	Subparagraph 4(f) is amended by adding the following at the end thereof:
This Paragraph 4(f) shall not apply to Participants classified by the Company as “Executives C or above.”
The “highest ever” rule set forth in subparagraph 4(a)(i) shall also apply, in the manner prescribed by the Company, in determining the maximum benefit available to a Participant under this subparagraph 4(f).
3.	Subparagraph 4(g) is amended by adding the following at the end thereof:
After retirement, a Participant may elect to reduce his or her benefit at such time or times as permitted by the Company. A Participant may not elect to increase his or her benefit after retirement.
Adopted this 15th day of May, 2003.

LIBERTY MUTUAL INSURANCE COMPANY
By:	/s/ Helen E.R. Sayles
Helen E.R. Sayles
Senior Vice President & Manager — HR & Administration

AMENDMENT NO. 3
TO THE
LIBERTY MUTUAL INSURANCE COMPANY
OPTIONAL LIFE INSURANCE PLAN
WHEREAS, the Compensation Committee of the Board of Directors of Liberty Mutual Holding Company Inc., pursuant to a Vote dated June 10, 2003, amended the Optional Life Insurance Plan; and
WHEREAS, the Committee authorized the Senior Vice President, Manager Human Resources and Administration to execute plan amendments necessary or desirable to effectuate such Vote;
NOW THEREFORE, effective July 1, 2003, the Plan is amended as follows:
1.	Section 1 is deleted in its entirety and the following substituted therefore:

Eligibility. As of the effective date of this Amendment, any employee who is a Vice President or above of the Company or of affiliated companies admitted to the Plan will be eligible to participate in the Plan; provided, however, that the Company, in its sole discretion, shall determine eligibility for participation in the Plan, the right to set classifications or categories of employee groups eligible to participate in the Plan and the right to terminate the Plan.

2.	The fourth sentence of Section 2 is deleted in its entirety and the following is added to Section 2.

An employee who becomes eligible to participate in the Plan shall not be required to submit evidence of insurability to the Insurer except as follows:
(i) An employee who does not participate in the Plan when first eligible and thereafter applies to participate in the Plan must first submit evidence of insurability satisfactory to the Insurer. Notwithstanding the paragraph (iii) below, if the employee fails to submit such evidence, the employee shall not become a Participant in the Plan.
(ii) An employee who first applies for less than the maximum amount of coverage available to the employee under the Plan and thereafter applies for increased coverage must first submit evidence of insurability satisfactory to the Insurer. Notwithstanding the following paragraph, if the employee fails to submit such evidence, the increased coverage shall not go into effect. Subject to the limits in the next paragraph, an employee will continue to receive increases in coverage resulting solely from increases in salary.
(iii) An amount of coverage on a Participant who (1) is an active employee and (2) for whom the Insurer’s reinsurer has not required evidence of insurability satisfactory to the reinsurer before July 1, 2003, shall become effective only when the employee submits such evidence as to enable the Insurer to procure reinsurance from the reinsurer for such coverage and fulfills any other requirement of the Insurer. Subject to the two immediately preceding paragraphs, if the employee fails to submit such evidence, the employee’s amount of coverage shall not exceed the amount of coverage that is available from the reinsurer at that time without providing evidence of insurability. In the event the reinsurer increases its guaranteed issue limits, the coverage under the Plan of any affected employee shall be increased at the employee’s written election to the higher limit, subject to other Plan limits, as of the next January 1.
(iv) An employee who applies for post-retirement coverage in excess of the employee’s coverage amount in effect immediately before retirement must submit evidence of insurability satisfactory to the Insurer. The employee must submit any such evidence to the Insurer before the employee’s retirement during the time period established by the Insurer. If the employee fails to submit such evidence, the excess coverage shall not go into effect.
(v) In all cases evidence of insurability may include a physical exam.
3.	Section 3(b)(iii) is deleted in its entirety and the following is substituted therefore:
(iii) The Participant’s contribution prior to retirement or tax cost following retirement, as the case may be, shall be calculated each year in accordance with the U.S. Treasury Department rules using the lowest of the Insurer’s one year term rates, the so-called P.S. 58 rates published in Rev. Rul. 55-747, 1955-2 C.B. 228 and such other rates as permitted by regulations issued (or to be issued) in accordance with IRS Notice 2002-8.
Executed this 7th day of August, 2003.

LIBERTY MUTUAL INSURANCE COMPANY
By:	/s/ Helen E. R. Sayles
Helen E.R. Sayles
Senior Vice President & Manager — HR & Administration